UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549


SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO 13d-2(b)

(Amendment No.       )1

On Stage Entertainment, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)


682190106
(CUSIP Number)

March 12, 1998
(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed.
	Rule 13d-1(b)

x	Rule 13d-1(c)

	Rule 13d-1(d)


CUSIP No.
682190106
13G
Page
2
of
9
Pages









1
NAMES OF REPORTING PERSONS
Hanover Restaurants, Inc.

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)	?


(b)	?

3
SEC USE ONLY




4
CITIZENSHIP OR PLACE OF ORGANIZATION
Florida




NUMBER OF SHARES BENEFICALLY OWNED BY EACH REPORTING
PERSON WITH

5 SOLE VOTING POWER

6 SHARED VOTING POWER
595,238 shares

7 SOLE DISPOSITIVE POWER


8 SHARED DISPOSITIVE POWER
595,238 shares

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

595,238 shares


10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
8.8%


12
TYPE OF REPORTING PERSON
CO



CUSIP No.
682190106
13G
Page
3
of
9
Pages









1
NAMES OF REPORTING PERSONS
Alder, Inc.

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)	?


(b)	?

3
SEC USE ONLY




4
CITIZENSHIP OR PLACE OF ORGANIZATION

The Bahamas



NUMBER OF SHARES BENEFICALLY OWNED BY EACH REPORTING
PERSON WITH

5 SOLE VOTING POWER

6 SHARED VOTING POWER
595,238 shares

7
SOLE DISPOSITIVE POWER

8
SHARED DISPOSITIVE POWER
595,238 shares

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

595,238 shares


10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.8%


12
TYPE OF REPORTING PERSON

CO



CUSIP No.
682190106
13G
Page
4
of
9
Pages









1
NAMES OF REPORTING PERSONS
J. C. Lewis

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)	?


(b)	?

3
SEC USE ONLY




4
CITIZENSHIP OR PLACE OF ORGANIZATION

United Kingdom



NUMBER OF SHARES BENEFICALLY OWNED BY EACH REPORTING
PERSON WITH

5 SOLE VOTING POWER

6 SHARED VOTING POWER
595,238 shares

7 SOLE DISPOSITIVE POWER

8 SHARED DISPOSITIVE POWER
595,238 shares

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

595,238 shares


10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.8%


12
TYPE OF REPORTING PERSON

IN



Item 1.
	(a)	Name of Issuer:	On Stage Entertainment, Inc.
	(b)	Address of Issuer's Principal Executive Offices: 4625 West Nevso Drive,
     Las Vegas, Nevada,  89103
Item 2.
	(a)	Name of Person Filing:

			(i)   Hanover Restaurants, Inc.
			(ii)  Alder, Inc.
			(iii) J. C. Lewis

	(b)	Address of Principal Business Office or, if none, Residence:

			(i) - (iii) Orlando Entertains
				8445 International Drive
				Suite 138
				Orlando, Florida 32819
	(c)	Citizenship:

			(i)   Florida
			(ii)  The Bahamas
			(iii) United Kingdom

	(d)	Title of Class of Securities:
			(i) - (iii)  Common Stock

	(e)	CUSIP Number:
			(i) - (iii)  682190106

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b),or 13d-2(b)or (c),
       Check Whether the Person Filing is a:
	(a)	?	Broker or Dealer registered under Section 15 of the Exchange Act.
	(b)	?	Bank as defined in Section 3(a)(6) of the Exchange Act.
	(c)	?	Insurance company as defined in Section 3(a)(19) of the Exchange Act.
	(d)	?	Investment company registered under Section 8 of the Investment Company
       Act
	(e)	?	An investment adviser in accordance with Rule 13d-1 (b) (1) (ii) (E).
	(f)	?	An employee benefit plan or endowment fund in accordance with Rule
			13d-1 (b) (1) (ii) (F).
	(g)	?	A parent holding company or control person in accordance with Rule
			13d-1 (b) (1) (ii) (G).
	(h)	?	A savings association as defined in Section 3(b) of the Federal Deposit
			Insurance Act.
	(i)	?	A church plan that is excluded from the definition of an investment company.
			under Section 3 (c) (14) of the Investment Company Act.
	(j)	?	Group, in accordance with Rule 13d-1 (b) (1) (ii) (J).

	If this statement is filed pursuant to Rule 13d-1 (c), check this box.

Item 4.	Ownership.

	(a)	Amount Beneficially Owned:
		(i) - (iii) 595,238 shares of Common Stock
	(b)	Percent of Class:
		(i) - (iii) 8.8%
	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or to direct the vote


		(ii)	Shared power to vote or to direct the vote (i) - (iii) 595,238


		(iii)	Sole power to dispose or to direct the disposition of 	_____


		(iv)	Shared power to dispose or to direct the disposition of 	(i) - (iii)
       595,238
	Alder, Inc. is the holder of all of the outstanding shares of Hanover
Restaurant, Inc. and Mr.Lewis may be deemed to be a controlling person of
Alder, Inc.
Item 5.	Ownership of Five Percent or Less of a Class.

	If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

Ownership of More than Five Percent on Behalf of Another Person.

	Response:  Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired
the Security Being Reported on By the Parent Holding Company.
	Response:  Not Applicable

Item 8.	Identification and Classification of Members of the Group.

	Response:  Not Applicable

Item 9.	Notice of Dissolution of Group.

	Response:  Not Applicable

Item 10.	   Certifications.

	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

		May 11, 1998

      HANOVER RESTAURANTS, INC.
						By:     TYLER PIERCY
						Name: TYLER PIERCY
						Title:   VICE-PRESIDENT


						ALDER, INC.
						By:      CHRIS MANGUM
						Name:  CHRIS MANGUM
						Title:     GENERAL COUSEL

						By: J.C. LEWIS
							J.C LEWIS

Exhibit A to Schedule 13G


	Pursuant to Rule 13d-1(k)(1) of the Act, we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.


		May 11, 1998

					HANOVER RESTAURANTS, INC.

					By:         TYLER PIERCY
					Name:    TYLER PIERCY
					Title:     VICE- PRESIDENT


					ALDER, INC.

					By:      CHRIS MANGUM
					Name:  CHRIS MANGUM
					Title:     GENERAL COUSEL

					By:         J.C.LEWIS
					      J. C. Lewis

1	The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

	The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).